UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

TERRITORIAL BANCORP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Territorial Bancorp Inc. (“Territorial”) is using or making available the following communication through the website www.TerritorialandHopeCombination.com (the “microsite”), a website maintained by Territorial providing information relating to Territorial’s proposed merger with Hope Bancorp, Inc.:

Exhibit 1:     Press Release entitled “Blue Hill Doubles Down on Cloak of Secrecy and Unanswered Questions”

Blue Hill Doubles Down on Cloak of Secrecy and Unanswered Questions

Blue Hill’s Inability to Address Questions About How It Would Pay for or Complete an Acquisition Further Adds to Uncertainty, Risk and Doubt About Its Preliminary Indication of Interest

Territorial Reiterates Board’s Unanimous Recommendation that Shareholders Vote FOR Hope Bancorp Merger

Visit www.TerritorialandHopeCombination.com for More Information

HONOLULU, October 9, 2024 —Territorial Bancorp Inc. (NASDAQ: TBNK) (“Territorial”) issued the following statement regarding the presentation released today by Blue Hill Advisors (“Blue Hill”):

For the fourth time, Blue Hill has failed to address questions that are fundamental in any bank M&A transaction – How will you pay for it? How will you obtain regulatory approval? How will you close it? What are the assurances that you can do all of the above?

Blue Hill’s inability to address these questions further compounds the concerns associated with Blue Hill’s illusory, non-binding and highly conditional preliminary indication of interest.

✗	Blue Hill’s claims about “capital support” and AUM are not committed financing. If Blue Hill is so capable of backing its preliminary indication of interest, why won’t it show proof of financing or even a financing commitment? Why won’t Blue Hill show us the cash? Without financing, Blue Hill’s preliminary indication of interest is simply not real.

✗	Blue Hill has provided no information to validate or support its claims that it could obtain the multiple regulatory approvals needed to buy control of a bank. In fact, Blue Hill’s lack of information all but ensures that regulatory applications would be rejected as soon as they were submitted:
-	The identity of many of Blue Hill’s supposed investors remains a hidden secret as does the management team it would put in place to run the Company. Why is Blue Hill refusing to disclose the names of its investors and proposed management team? What is Blue Hill hiding? No regulator – state or federal – would allow an anonymous entity – much less “discrete” secret investors – to gain control of a bank that is responsible for overseeing $1.57 billion[1] in deposits.
-	Blue Hill hasn’t provided any information about how it or its investors would address safety and soundness issues regarding interest rate risk, liquidity, capital and earnings, which are paramount to regulators.
-	No information has been provided about Blue Hill’s claimed M&A record, including which companies were involved in those transactions and whether or not they were successful – or went bankrupt.
-	Blue Hill repeatedly names Allan Landon in its materials. However, Mr. Landon is not a stated investor. What is Mr. Landon’s role in Blue Hill’s transaction?

1 As of Jun 30, 2024

✗	Blue Hill has provided no information to give assurance that it understands the regulatory review process. In fact, its own statements make clear that Blue Hill has a fundamentally failed understanding of what it will take to obtain regulatory approval.
-	Purchasing a bank is a complex process. The takeover of an entire bank, as Blue Hill is seeking, is likely a controlled acquisition. The coordinated efforts of six individuals, even if “discrete” would likely be viewed as a group that is “acting in concert.”
-	Blue Hill has not previously applied for — nor secured — regulatory approvals for any transaction of this size based on information it has provided to Territorial.
-	Blue Hill far underplays the significant obstacles it faces in achieving regulatory approvals on a timely basis, if at all.

✗	Blue Hill’s belief that it can complete the 70% tender offer it proposed is close to fantasy.
-	Territorial has an approximately 50% retail shareholder base and a highly fragmented institutional investor base.
-	Given these facts, why should anyone believe what Blue Hill is claiming? Once again, where is the documentation to support Blue Hill’s assertions?

Additional considerations that are important for Territorial shareholders to know:

✗	Territorial shareholders will not immediately receive any payment for their shares while any transaction with Blue Hill is sitting in regulatory limbo. Income taxes and the impact of the regulatory delays on time-value-of-money mean that the net value of Blue Hill’s preliminary indication of interest, if completed, would be substantially less than what it has proposed.

✗

Blue Hill has provided no assurances that it wouldn’t reduce its proposed value if the Hope Bancorp, Inc. (NASDAQ: HOPE) merger agreement was terminated or following its unspecified “due diligence.” Indeed, Blue Hill has explicitly stated that its indication of interest is “non-binding.”

✗	If Blue Hill is so confident in its ability to gain regulatory approval, complete a tender offer and close a transaction, Blue Hill could provide assurances to the Territorial Board and shareholders through a legally binding “hell or highwater” commitment. Yet, once again, Blue Hill is all talk, and no substance.

✗	Blue Hill is simply not credible. It was only formed in 2023, has offices in a residential home (which is for rent) and is withholding material information.

✗

As a standalone, monoline, one- to four-family loan focused bank, Territorial faces substantial business and regulatory risks – even in a declining interest rate environment. The Company has been operating at a loss over multiple quarters; loan growth is flat; and revenues are declining. These and other factors led to the Board’s decision to reduce the Territorial dividend as well as enter into an agreement with Hope Bancorp. While these challenges would be addressed by the Hope Bancorp merger, Blue Hill offers nothing to deal with these challenges if the Hope Bancorp agreement is terminated. Indeed, with Blue Hill and its undisclosed “discrete” investors, Board and management team, Territorial’s challenges could worsen.

The Territorial Board continues to unanimously recommend that Territorial shareholders vote FOR the merger with Hope Bancorp and all related proposals.

The combination with Hope Bancorp provides compelling value for Territorial shareholders. The merger is structured as a 100% tax free, stock-for-stock transaction under which Territorial shareholders will receive 0.8048 shares of Hope Bancorp common stock for each share of Territorial common stock they own. This per share consideration represents an approximately 25% premium2 to Territorial’s closing stock price just prior to the merger announcement. In addition, the transaction has strong implied transaction multiples across all relevant metrics, including earnings per share and adjusted tangible book value per share.

With Hope Bancorp, Territorial will become a larger, more diversified, more resilient business with increased resources to invest and grow, resulting in increased value for Territorial’s shareholders. Territorial shareholders will also realize a 1000% increase in their dividend. For Territorial stakeholders, the merger also provides meaningful benefits. As stated publicly:

•	Upon close of the transaction, Territorial will continue to operate under the Territorial name.
•	Local branches and operations will be led by local teams, which means Territorial’s customers can benefit from additional choices and rely on the same people they know and respect.
•	Employees will continue to receive competitive compensation and benefits and will have additional career opportunities.
•	Territorial’s legacy of community support and investment will continue.

Territorial and Hope Bancorp have initiated the process for all regulatory approvals, and the companies continue on the path to close the transaction by the end of 2024.

Your Vote is Important

Territorial Shareholders are Urged to Vote FOR the Hope Bancorp Merger TODAY.

Voting is quick and easy.

Vote well in advance of the Special Meeting on November 6, 2024 at 8:30 a.m. HST.

Call toll-free:
(888) 742-1305

Banks and brokers should call:
(516) 933-3100

Email: info@laurelhill.com
Electronically: www.proxyvote.com

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaiʻi, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state-chartered savings bank which was originally chartered in 1921 by the Territory of Hawaiʻi. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaiʻi, and has 28 branch offices in the state of Hawaiʻi. For additional information, please visit https://www.tsbHawaii.bank.

2 Based on Territorial and Hope Bancorp’s closing prices as of Apr 26, 2024 (day before merger announcement)

Additional Information about the Hope Merger and Where to Find It

In connection with the proposed Hope Merger, Hope has filed with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4, containing the Proxy Prospectus, which has been mailed or otherwise delivered to Territorial’s stockholders on or about August 29, 2024, as supplemented September 12, 2024. Hope and Territorial may file additional relevant materials with the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. You may obtain any of the documents filed with or furnished to the SEC by Hope or Territorial at no cost from the SEC’s website at www.sec.gov.

Forward-Looking Statements

Some statements in this news release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to, among other things, expectations regarding the low-cost core deposit base, diversification of the loan portfolio, expansion of market share, capital to support growth, strengthened opportunities, enhanced value, geographic expansion, and statements about the proposed transaction being immediately accretive. Forward-looking statements include, but are not limited to, statements preceded by, followed by or that include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. With respect to any such forward-looking statements, Territorial Bancorp claims the protection provided for in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. Hope Bancorp’s actual results, performance or achievements may differ significantly from the results, performance or achievements expressed or implied in any forward-looking statements. The closing of the proposed transaction is subject to regulatory approvals, the approval of Territorial Bancorp stockholders, and other customary closing conditions. There is no assurance that such conditions will be met or that the proposed merger will be consummated within the expected time frame, or at all. If the transaction is consummated, factors that may cause actual outcomes to differ from what is expressed or forecasted in these forward-looking statements include, among things: difficulties and delays in integrating Hope Bancorp and Territorial Bancorp and achieving anticipated synergies, cost savings and other benefits from the transaction; higher than anticipated transaction costs; deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees and customers, may be greater than expected; and required governmental approvals of the merger may not be obtained on its proposed terms and schedule, or without regulatory constraints that may limit growth. Other risks and uncertainties include, but are not limited to: possible further deterioration in economic conditions in Hope Bancorp’s or Territorial Bancorp’s areas of operation or elsewhere; interest rate risk associated with volatile interest rates and related asset-liability matching risk; liquidity risks; risk of significant non-earning assets, and net credit losses that could occur, particularly in times of weak economic conditions or times of rising interest rates; the failure of or changes to assumptions and estimates underlying Hope Bancorp’s or Territorial Bancorp’s allowances for credit losses; potential increases in deposit insurance assessments and regulatory risks associated with current and future regulations; the outcome of any legal proceedings that may be instituted against Hope Bancorp or Territorial Bancorp; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of either or both parties to the proposed transaction; and diversion of management’s attention from ongoing business operations and opportunities. For additional information concerning these and other risk factors, see Hope Bancorp’s and Territorial Bancorp’s most recent Annual Reports on Form 10-K. Hope Bancorp and Territorial Bancorp do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.

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Investor / Media Contacts:

Walter Ida

SVP, Director of Investor Relations

808-946-1400

walter.ida@territorialsavings.net